UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
February 2, 2007
Date of Report (Date of earliest event reported)
WEBMD HEALTH CORP.
(Exact name of registrant as specified in its charter)

Delaware	0-51547	20-2783228

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
111 Eighth Avenue
New York, New York 10011
(Address of principal executive offices, including zip code)
(212) 624-3700
(Registrant’s telephone number, including area code)
(Former name or address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
     As previously disclosed, the Registrant and Emdeon Corporation (which currently owns approximately 85.2% of the outstanding common stock of Registrant) are parties to an Amended and Restated Tax Sharing Agreement (the “Tax Sharing Agreement”). Under the Tax Sharing Agreement, Emdeon has agreed to reimburse the Registrant, at the current federal statutory tax rate of 35%, for net operating loss carryforwards attributable to the Registrant that are utilized by Emdeon as a result of Emdeon’s sales, in 2006, of Emdeon Practice Services and of a 52% interest in Emdeon Business Services.
     On February 2, 2007, the Registrant and Emdeon executed a letter (the “February 2 Letter”) setting forth a procedure for Emdeon to make the required reimbursement based on an estimate of the expected amount of the reimbursement, subject to a later adjustment when the amount has been finally determined. As contemplated by the Tax Sharing Agreement and the February 2 Letter, the Registrant expects to receive $140 million in cash from Emdeon on or about February 6, 2007.
     The summary of the February 2 Letter contained in this Item 1.01 is qualified in its entirety by reference to the February 2 Letter itself, a copy of which is filed as Exhibit 10.1 to this Current Report and which is hereby incorporated by reference in this Item 1.01 in its entirety. In addition, to the extent required by Item 1.01 of Form 8-K, the following are incorporated by reference in this Item 1.01 pursuant to General Instruction B.3 of Form 8-K:
•	the Tax Sharing Agreement itself, a copy of which was filed by Emdeon as Exhibit 10.1 to a Current Report on Form 8-K filed by Emdeon on February 16, 2006; and

•	the description of the Tax Sharing Agreement in Item 1.01 of the Current Report on Form 8-K filed by Emdeon on February 16, 2006.
Item 9.01. Financial Statements and Exhibits
(d)	Exhibits

The following exhibit is filed herewith:
10.1	Letter, dated February 2, 2007, executed by Emdeon Corporation and the Registrant

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WEBMD HEALTH CORP.
Dated: February 2, 2007	By:	/s/ Lewis H. Leicher
Lewis H. Leicher
Senior Vice President

EXHIBIT INDEX

Exhibit
Number	Description
10.1	Letter, dated February 2, 2007, executed by Emdeon Corporation and the Registrant

4